ASSIGNMENT AGREEMENT
dated the 2nd day of March , 2005

For good and valuable consideration (receipt and sufficiency is hereby acknowledged), Curvelo Trade & Finance Ltd. (the "Assignor") hereby assigns all rights, title and interest to a portion of the Promissory Note (copy attached hereto), issued by Royce Biomedical Inc. to the Assignor, to Ralph Talbot (the "Assignee") in the amount of $4,000 of the outstanding principal balance of the Note. The Assignee has been assigned all rights to the interest on the assigned portion of the Note, which is subject to a forbearance agreement entered into and between the Assignor and Royce Biomedical Inc. on March 1, 2005.

Assignor, Curvelo Trade & Finance Ltd.

Assignee, Ralph Talbot

This Assignment is hereby acknowledged by Royce Biomedical Inc.

by its authorized signatory
Royce Biomedical Inc.